Exhibit 99.1
FOR IMMEDIATE RELEASE
Lumos Pharma Announces Industry Veteran, David B. Karpf, MD, has Joined the Company as Chief Medical Officer
AUSTIN, TX, August 3, 2021 - Lumos Pharma, Inc. (NASDAQ:LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, has announced that experienced endocrinologist and pharma executive, David B. Karpf, MD, joined the Company August 3, 2021 as its new Chief Medical Officer.

“I am thrilled to welcome noted endocrinologist and industry veteran, Dr. David B. Karpf, as our new Chief Medical Officer,” commented Rick Hawkins, Chairman and CEO of Lumos Pharma. “Dr. Karpf’s experience in both the growth hormone space and in the advancement of therapeutic candidates through clinical development will add invaluable expertise to Lumos Pharma’s clinical team.”

David B. Karpf, MD is an academically trained endocrinologist with over 35 years of expertise in all aspects of clinical endocrinology. He is also an accomplished biopharmaceutical executive with 30 years of experience in the development of biopharmaceuticals and small molecular weight drugs in the areas of endocrinology, rare diseases, and autoimmune disease, among others. Dr. Karpf’s extensive experience spans all facets of biopharmaceutical clinical development from preclinical to Phase 4 – including successful interactions with US and international regulatory agencies, and marketing/launch activities – and he has contributed substantially to 6 NDAs.

Dr. Karpf is an Adjunct Clinical Professor in the Division of Endocrinology at Stanford University School of Medicine, where he has followed approximately 1600 patients in an endocrinology sub-specialty clinic since 1997. Most recently, Dr. Karpf served as Vice President, Clinical Development for Ascendis Pharma. There he was responsible for several compounds in clinical development, including TransCon GH, long-acting growth hormone for once weekly treatment of growth hormone deficiency in children. Dr. Karpf previously served as Chief Medical Officer at both Virobay Inc. and Metabolex, Inc. and has held leadership positions in regulatory affairs at other biopharmaceutical companies. Earlier in his career, Dr. Karpf served in leadership positions in clinical research in endocrinology at Merck where he originally gained experience with Lumos Pharma’s oral growth hormone secretagogue, LUM-201.

Dr. Karpf received his AB from University of California, Berkley and his MD from University of California, San Diego. He completed both his internal medicine residency and fellowship in Endocrinology, Diabetes & Metabolism at UCLA School of Medicine/Cedars-Sinai Medical Center and completed a post-fellowship program in metabolic bone disease at UCSF School of Medicine.

“I am delighted to join the Lumos Pharma team at this juncture as the Company advances its novel oral therapeutic candidate, LUM-201, for pediatric growth hormone deficiency,” stated Dr. Karpf. “While at Merck, I became familiar with LUM-201 and the encouraging clinical data supporting this molecule. I am enthusiastic to assist Lumos Pharma in revealing the potential LUM-201 holds in PGHD and in other indications currently treated by injectable therapeutics.”

Exhibit 99.1
About Lumos Pharma

Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding from leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in a Phase 2 clinical trial, the OraGrowtH210 Trial, and a PK/PD trial, the OraGrowtH212 Trial, for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of Lumos Pharma, Inc. (the “Company”) that involve substantial risks and uncertainties. All such statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," “would,” "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, the ability of prior research results to forecast the performance of therapeutic agents in the clinic, anticipated market reception to our treatment regimen for PGHD and other indications, plans related to initiation and execution of clinical trials; plans related to moving additional indications into clinical development; and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes due to a number of important factors, including the effects of pandemics or other widespread health problems, the outcome of our future interactions with regulatory authorities, our ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the ability to obtain the necessary patient enrollment for our product candidate in a timely manner, the ability to successfully develop our product candidate, the timing and ability of Lumos to raise additional equity capital as needed and other risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements as discussed in "Risk Factors" and elsewhere in Lumos Pharma’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC. The forward-looking statements in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.

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Exhibit 99.1
Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com